Exhibit 99.1

FOR IMMEDIATE RELEASE
August 29, 2011

Contact Information Below

CORELOGIC BOARD RETAINS GREENHILL & CO.

TO EXPLORE ALTERNATIVES TO ENHANCE SHAREHOLDER VALUE

SANTA ANA, Calif., August 29, 2011—CoreLogic (NYSE: CLGX), a leading provider of information, analytics and business services, today announced that its Board of Directors has formed a committee of independent directors to explore a wide range of options aimed at enhancing shareholder value including, but not limited to, cost savings initiatives, an evaluation of the Company’s capital structure, possible repurchases of debt and common stock, the potential disposition of business lines, the potential sale or business combination of the Company and other alternatives. The Board has retained Greenhill & Co. to serve as a financial advisor to assist the committee in its evaluation.

Since its June 2010 separation transaction, CoreLogic has taken significant steps to strategically reposition the Company and streamline its operating structure. These actions have included the divestiture of its employer and litigation services businesses, the outsourcing of its India operations to Cognizant, the acquisition of RP Data Limited and aggressive cost cutting and streamlining initiatives. While the Company continues to make significant progress on these initiatives, in light of the challenging economic environment and current market conditions, the Board has determined to look more closely at a range of alternatives with the assistance of a financial advisor.

There is no assurance that the Board’s evaluation will result in any particular transactions. The Company does not expect to make further public comments regarding these matters during its review.

About CoreLogic

CoreLogic (NYSE: CLGX) is a leading provider of consumer, financial and property information, analytics and services to business and government. The company combines public, contributory and proprietary data to develop predictive decision analytics and provide business services that bring dynamic insight and transparency to the markets it serves. CoreLogic has built the largest and most comprehensive U.S. real estate, mortgage application, fraud, and loan performance databases and is a recognized leading provider of mortgage and automotive credit reporting, property tax, valuation, flood determination, and geospatial analytics and services. More than one million users rely on CoreLogic to assess risk, support underwriting, investment and marketing decisions, prevent fraud, and improve business performance in their daily operations. The company, headquartered in Santa Ana, Calif., has more than 6,500 employees globally with 2010 revenues of $1.6 billion. For more information visit www.corelogic.com.

CoreLogic is a registered trademark of CoreLogic.

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Media Contact:	Investor Contact:
Paul Kranhold/Scott Beaver	Dan Smith
Sard Verbinnen & Co	Investor Relations
415-618-8750	703-610-5410
sbeaver@sardverb.com	investor@corelogic.com